Exhibit 99.1

Jaguar Health Appoints Jonathan B. Siegel to Board of Directors

San Francisco, CA (April 2, 2018): Jaguar Health, Inc. (NASDAQ: JAGX) (“Jaguar” or the “Company”), a commercial stage natural-products pharmaceutical company focused on developing novel, sustainably derived gastrointestinal products on a global basis, announced today that it has appointed Jonathan B. Siegel, a highly experienced investment executive in the pharmaceutical and healthcare space, to the Company’s board of directors.

Siegel recently founded JBS Healthcare Ventures to pursue investments in public and private healthcare entities. In 2017 he left Kingdon Capital, where he was principal of the firm, a member of the executive committee and the sector head for healthcare. He joined Kingdon in 2011 and has more than 18 years of investment experience. Prior to joining Kingdon, Siegel was with SAC Capital Advisors from 2005—2011, serving as a portfolio manager for healthcare starting in 2007. Before joining SAC, he was an associate director of pharmaceutical and specialty pharmaceutical research with Bear, Stearns & Co.; a research associate with Dresdner Kleinwort Wasserstein, specializing in pharmaceuticals; a consultant to the Life Sciences Division of Computer Sciences Corporation; a research associate at the Novartis Center for Immunobiology, Harvard Medical School, Beth Israel Deaconess Medical Center; and a research assistant at Tufts University School of Medicine. Additionally, he previously served on the board of KV Pharmaceutical Company. Siegel received a BS in Psychology from Tufts University in 1995 and an MBA from Columbia Business School in 1999.

“We are very happy that Jonathan has joined Jaguar’s board,” commented Lisa Conte, Jaguar’s president and CEO. “Jonathan’s creativity and vision was a catalyst to the merger process that brought Mytesi® to Jaguar. His extensive knowledge of Mytesi®, together with his background in the pharmaceutical investment sector and his previous board experience in this space, further enhances the expertise of our board. I’m confident that Jonathan’s deep industry knowledge will prove highly beneficial as we work to continue commercializing Mytesi® in the U.S. for its FDA-approved indication for the symptomatic relief of noninfectious diarrhea in adults with HIV/AIDS on antiretroviral therapy, and continue to evaluate opportunities to develop and commercialize targeted Mytesi® follow-on indications.”

“I fully support Jaguar’s mission to formulate and commercialize a broad-based suite of novel, sustainably derived gastrointestinal health products for patient populations globally,” stated Siegel, “and I am excited to be part of the team.”

About Jaguar Health, Inc.

Jaguar Health, Inc. is a commercial stage natural-products pharmaceuticals company focused on developing novel, sustainably derived gastrointestinal products on a global basis. Our wholly-owned subsidiary, Napo Pharmaceuticals, Inc., focuses on developing and commercializing proprietary human gastrointestinal pharmaceuticals for the global marketplace from plants used traditionally in rainforest areas. Our Mytesi® (crofelemer) product is approved by the U.S. FDA for the symptomatic relief of noninfectious diarrhea in adults with HIV/AIDS on antiretroviral therapy.

For more information about Jaguar, please visit jaguar.health. For more information about Napo, visit napopharma.com.

About Mytesi®

Mytesi® (crofelemer) is an antidiarrheal indicated for the symptomatic relief of noninfectious diarrhea in adult patients with HIV/AIDS on antiretroviral therapy (ART). Mytesi® is not indicated for the treatment of infectious diarrhea. Rule out infectious etiologies of diarrhea before starting Mytesi®. If infectious etiologies are not considered, there is a risk that patients with infectious etiologies will not receive the appropriate therapy and their disease may worsen. In clinical studies, the most common adverse reactions occurring at a rate greater than placebo were upper respiratory tract infection (5.7%), bronchitis (3.9%), cough (3.5%), flatulence (3.1%), and increased bilirubin (3.1%).

More information and complete Prescribing Information are available at Mytesi.com. Crofelemer, the active ingredient in Mytesi®, is a botanical (plant-based) drug extracted and purified from the red bark sap of the medicinal Croton lechleri tree in the Amazon rainforest. Napo has established a sustainable harvesting program for crofelemer to ensure a high degree of quality and ecological integrity.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” These include statements regarding the Company’s belief that Siegel’s experience and industry knowledge will prove highly beneficial as Jaguar works to continue commercializing Mytesi® in the U.S. for its FDA-approved indication and continues to evaluate opportunities to develop and commercialize targeted Mytesi® follow-on indications. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this release are only predictions. Jaguar has based these forward-looking statements largely on its current expectations and projections about future events. These forward-looking statements speak only as of the date of this release and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond Jaguar’s control. Except as required by applicable law, Jaguar does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Source: Jaguar Health, Inc.

Contact:

Peter Hodge

Jaguar Health, Inc.

phodge@jaguar.health

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